Exhibit 99.1 - News Release of Lee Enterprises, Incorporated dated June 25, 2015

201 N. Harrison St.
Davenport, IA 52801
lee.net

Lee Enterprises pays off New Pulitzer Notes nearly two years early

NEWS RELEASE

Davenport, Iowa (June 25, 2015) – Lee Enterprises (NYSE: LEE), a leading provider of news, information and advertising in 50 markets, announced today that the company has repaid, in full, the 9% Senior Notes issued by its subsidiaries St. Louis Post-Dispatch LLC and Pulitzer Inc. (the “New Pulitzer Notes.”)

The New Pulitzer Notes, which were issued in connection with the refinancing of $94 million of debt in May 2013, were due April 3, 2017. The notes were held by BH Finance LLC, a subsidiary of Berkshire Hathaway Inc., and had a balance of $9 million on March 29, 2015, the end of the last fiscal quarter.

Mary Junck, chairman and chief executive officer, attributed the early pay-off to the company’s strong performance and substantial cash flows.

“We have been, and will continue to be, committed to the repayment of the company’s debt,” she said. “Paying off the New Pulitzer Notes almost two years early is clear evidence of that commitment. Our focus is on continued strong cash flows and using them to best position us for the future.”

“We appreciate the involvement of Berkshire Hathaway in the refinancing,” she added.

Vice President, Chief Financial Officer and Treasurer Ron Mayo said the repayment has a significant impact on the remaining debt.

“Repaying these notes triggers the relaxation, or removal, of several cash flow restrictions that existed in our capital structure,” he said. “The net effect of these changes should result in more rapid amortization of debt under the company’s First Lien Credit Agreement, which matures in March 2019.”

Debt outstanding under the term loan of the First Lien Credit Agreement stood at $205.25 million at March 29, 2015. It was reduced by $44.75 million from the original amount of $250 million in the first year of the agreement, before the effect of the changes in cash flow restrictions noted above took effect.

“The company’s ability to pay dividends, acquire its own stock, or to make other restricted payments, such as optional redemption of debt under its Second Lien Loan Agreement, remain restricted by the terms of the Senior Secured Notes,” Mayo said.

“More rapid acceleration of payments under the First Lien Credit Agreement could accelerate the company’s ability to make such restricted payments in the future and may eliminate the need to refinance any balance of such debt when it comes due in 2019.”

Mayo also said the repayment triggers the ability to reduce debt under the company’s Second Lien Loan Agreement by requiring that the excess cash flow of the Pulitzer subsidiary, as defined, be offered, at 100% of the principal amount, to the debt holders until March 2017.  After that time, those debt holders are required to accept payments based on excess cash flow.

This event also moves the holders under the Second Lien Loan Agreement into a first priority collateral position on substantially all of the assets of Pulitzer Inc. and its subsidiaries, which includes St. Louis Post-Dispatch LLC, and it moves the holders under the company’s Senior Secured Notes and First Lien Credit Agreement into a junior collateral position on the same assets.

ABOUT LEE
Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, in its markets, with 46 daily newspapers and a joint interest in four others, rapidly growing digital products and nearly 300 specialty publications in 22 states. Lee's newspapers have circulation of 1.0 million daily and 1.5 million Sunday, reaching more than three million readers in print alone. Lee's markets include St. Louis, MO; Lincoln, NE; Madison, WI; Davenport, IA; Billings, MT; Bloomington, IL; and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are:

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are:

•	Our ability to generate cash flows and maintain liquidity sufficient to service our debt;
•	Our ability to comply with the financial covenants in our credit facilities;
•	Our ability to refinance our debt as it comes due;
•	That the warrants issued in our refinancing will not be exercised;
•	The impact and duration of adverse conditions in certain aspects of the economy affecting our business;
•	Changes in advertising demand;
•	Potential changes in newsprint, other commodities and energy costs;
•	Interest rates;
•	Labor costs;
•	Legislative and regulatory rulings;
•	Our ability to achieve planned expense reductions;
•	Our ability to maintain employee and customer relationships;
•	Our ability to manage increased capital costs;
•	Our ability to maintain our listing status on the NYSE;
•	Competition; and
•	Other risks detailed from time to time in our publicly filed documents.

Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believes”, “expects”, “anticipates”, “intends”, “plans”, “projects”, “considers” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. We do not undertake to publicly update or revise our forward-looking statements, except as required by law.

Contact:
Charles Arms
Director of Communications
IR@lee.net
(563) 383-2100

2